Exhibit 10.5

September 17, 2009

Scott Pomeroy

President and CEO

Local Insight Media Holdings, Inc.

188 Inverness Drive West

Englewood, CO 80112

Dear Scott:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) and Local Insight Media Holdings, Inc. (together with its subsidiaries and operating affiliates, the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M.

1.	Description of Services

a.	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	Richard Jenkins to serve as the Company’s Interim Chief Financial Officer (the “CFO”); and

(ii)	Upon the mutual agreement of A&M and the Company, such additional consulting personnel as are necessary to assist in the performance of the duties set forth in clause 1.b. below (the “Additional Personnel”). Any Additional Personnel shall provide services on such terms and conditions and for such compensation as the Company and A&M shall mutually agree upon. Such Additional Personnel may be designated by the Company as officers, depending on the nature and tenure of the assignment.

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b.	Duties. The CFO shall act as the Chief Financial Officer for the Company and oversee the management of the Company’s Finance and Accounting Group. Without limiting the generality of the foregoing, such duties shall include the following:

(i)	The CFO, together with any Additional Personnel, in cooperation with the Chief Executive Officer of the Company (the “CEO”), shall (i) lead the Company’s cost-cutting initiative and (ii) perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, prepared by the Company, including without limitation its short and long-term projected cash flows.

(ii)	The CFO and any Additional Personnel shall work to evaluate the structure, processes and functionally of the Finance and Accounting organization. Based on this evaluation the CFO and any Additional Personnel shall work to design and implement improvement initiatives.

(iii)	The CFO and any Additional Personnel shall assist the CEO in developing for review by the Company’s Board of Directors (the “Board”) possible strategic alternatives for maximizing the Company’s enterprise value.

(iv)	The CFO and any Additional Personnel shall lead the development of the Company’s budgeting and long term financial forecasting activities.

(v)	The CFO and any Additional Personnel shall perform such other services as may be reasonably assigned by the CEO.

c.	Reporting; Compliance with Policies. The CFO and any Additional Personnel shall report to the CEO. The CFO and any Additional Personnel shall observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

d.	Employment by A&M. The CFO and any Additional Personnel will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, it being understood, however, that: (i) such work on other unrelated matters will not unduly interfere with services pursuant to this engagement and (ii) the CFO shall devote substantially all his working time and efforts to the business and affairs of the Company. With respect to the Company, however, the CFO and any Additional Personnel shall operate under the direction of the CEO.

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e.	Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the CFO and any Additional Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the CFO and any Additional Personnel will be relying on information provided by other members of the Company’s management in the preparation of those projections and other forward-looking statements. Neither the CFO, any Additional Personnel nor A&M makes any representation or guarantee that an appropriate proposal or strategic alternative can be formulated for the Company, that any proposal or strategic alternative presented to the Board will be more successful than all other possible proposals or strategic alternatives or, if formulated, that any proposed plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither the CFO, and any Additional Personnel nor A&M assumes responsibility for the selection of any proposal or strategic alternative that any such officer assists in formulating and presenting to the Board, and the CFO and any Additional Personnel shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

f.	In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates. Such affiliates are wholly owned by A&M’s parent company and employees.

2.	Compensation

a.	The CFO will be paid by the Company at an hourly rate of $640 per hour.

b.	Any Additional Personnel will be paid by the Company at the following hourly billing rates.

i.	Other Managing Directors	$640
ii.	Senior Directors	$550
iii.	Max Fulton and other Directors	$450
iv.	Managers	$375
v.	Brandon Crawley and other Senior Associates	$315

The rates above will be discounted 20%. This additional discount will be accumulated for the CFO and any Additional Personnel during the duration of the engagement and is defined as “Accumulated Discount”. The Accumulated Discount can be recuperated through an incentive fee as defined in Section 2(e).

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally, but not by more than two percent (2%) per annum without the Company’s prior written consent.

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A&M agrees that: (i) the Company will not provide A&M, the CFO or any Additional Personnel with any unemployment, medical, dental, worker’s compensation and/or disability insurance hereunder and (ii) the Company shall not withhold any federal, state or local income, unemployment or other taxes with respect to the services rendered hereunder.

c.	In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CFO and any Additional Personnel, and if applicable, other A&M personnel, incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges. A&M’s invoices for reimbursable expenses shall be accompanied by an itemized account of such expenses together with copies of receipts for expenses which are greater than $500. A&M charges a flat rate of 3% of hourly professional fees to cover otherwise unbilled items such as telephone and conferencing charges, computer use, technology and software license fees and other internal services. A&M will present invoices monthly in arrears. Each invoice will contain an itemized description of all applicable charges for the month in question. Invoices are due within thirty (30) days following the Company’s receipt thereof. Should any invoice remain unpaid for more than 30 days after the date thereof, interest shall be paid at the lesser of 1.5% per month or the maximum amount permissible under law per month.

d.	An incentive fee will be established that will entitle A&M to receive up to 2.5 multiplied times the Accumulated Discount based on definable success thresholds that will be mutually agreed upon between the Company and A&M (the “Incentive Fee”). These thresholds will be determined within the first 45 days of the project once success metrics can more readily be determined and agreed upon.

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3.	Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days’ written notice to the other party. A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue to represent the Company, or unless other just cause exists. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the Incentive Fee upon the occurrence of the event mutually agreed upon pursuant to Section 2(e) as the trigger for the payment of the Incentive Fee if such event occurs within six months of the termination. The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8. For purposes of this Agreement, “Cause” shall mean if (i) the CFO or any of the Additional Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CFO or any of the Additional Personnel willfully disobeys a lawful direction of the Board; (iii) a material breach of any material obligation of A&M, the CFO or any Additional Personnel under this Agreement which is not cured within 30 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach; or (iv) the CFO’s or any Additional Personnel’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities under this letter agreement. For purposes of this Agreement, termination for “Good Reason” shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

4.	No Audit, Duty to Update.

It is understood that the CFO and any Additional Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. The CFO and any Additional Personnel shall be entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The CFO and any Additional Personnel and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the CEO to do so. Notwithstanding the foregoing, A&M acknowledges and agrees that the CFO and any Additional Personnel shall be involved in the preparation and assessment of the following: (i) pre-audit compliance relating to the Company’s annual financial statements; (ii) the Company’s quarterly and other financial statements; and (iii) the periodic filings with the SEC made by Local Insight Regatta Holdings, Inc., a subsidiary of the Company.

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5.	No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

7.	Confidentiality / Non-Solicitation.

A&M, the CFO and any Additional Personnel will: (i) not use Confidential Information (as that term is defined below) for any purpose other than the fulfillment of their obligations under this Agreement; (ii) not disclose Confidential Information to any third party (other than employees of affiliates of A&M and the Company’s consultants and advisors on a need-to-know basis) without the prior written consent of the Company (except as required pursuant to applicable law, regulation or legal process); and (iii) protect and treat all Confidential Information with the same degree of care as A&M uses to protect its own confidential information of like importance, but in no event with less than reasonable care. Upon expiration or termination of this letter agreement, or at any time upon the Company’s request, A&M, the CFO and any Additional Personnel will, as promptly as practicable and at the Company’s discretion, either return or destroy all Confidential Information, in whole or in part, in whatever format, including any copies thereof. Notwithstanding anything to the contrary, A&M may retain, subject to its confidentiality obligation, one copy of the Company’s information (including Confidential Information) for internal record keeping purposes, but only for that period of time necessary to evidence compliance with this Agreement or other legal requirements (in which case such retained Confidential Information shall remain subject to the obligations set forth in this Section 7). A&M acknowledges that in the event of any breach of this Section 7(a) by A&M, the CFO and any Additional Personnel, the extent of the Company’s damages would be difficult or impossible to ascertain and there would be available to the Company no adequate remedy at law. Accordingly, without prejudice to any other rights and remedies otherwise available to the Company, A&M agrees that in the event of any such breach: (i) the Company will be entitled to injunctive or other equitable relief without the necessity of proving actual damages in connection with such breach and (ii) A&M hereby irrevocably waives any requirement for the securing or posting of any bond in connection with such injunctive or equitable relief.

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As used herein, the term “Confidential Information” means all non-public, confidential or proprietary information (whether in oral or written form, whether electronically stored or otherwise) that is furnished, delivered or made by the Company to A&M, the CFO or any Additional Personnel (including, without limitation, the following types of information: business plans and proposals, financial information and projections, marketing plans and studies, pricing information, technical information, customer and supplier lists, internal business procedures and computer system passwords), together with all analyses, compilations, forecasts, studies or other documents prepared by A&M, the CFO or any Additional Personnel which contain or reflect any such information. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by A&M, the CFO or any Additional Personnel; (ii) was known to A&M, the CFO or any Additional Personnel at the time of disclosure as shown by its records in existence at the time of disclosure; (iii) is independently developed by A&M, the CFO or any Additional Personnel without use of information furnished by the Company and without violating any of the obligations arising hereunder; or (iv) is or becomes available to A&M, the CFO or any Additional Personnel on a non-confidential basis from a source (other than the Company) which, to the best of their knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company.

Except as specifically provided for in this letter, the Company on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M who worked on this engagement while employed by A&M (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

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8.	Indemnification.

The Company shall indemnify the CFO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CFO. The CFO shall be covered as an officer under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company shall also maintain such insurance coverage for the CFO for a period of not less than two years following the date of the termination of such officer’s services hereunder. The provisions of this Section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CFO’s or rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

9.	Work Product. All Work Product (as that term is defined below) will be promptly disclosed and furnished to the Company. Upon payment of all fees and expenses owed to A&M, all right, title and interest in the Work Product will vest in the Company and the Work Product will be deemed to be a work made for hire. To the extent it may not be considered a work made for hire, upon payment of all fees and expenses owed to A&M, A&M hereby assigns to the Company all right, title and interest in the Work Product, including all copyrights, patent rights, patents and applications therefor. Upon request, and without charge, A&M agrees to provide such assistance to the Company (including by executing assignments and other documents) as may reasonably be required to protect, convey and enforce the rights of the Company in and to the Work Product.

As used herein, the term “Work Product” means any work product, deliverable, discovery, invention, improvement, process, or original work of authorship (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by A&M, the CFO or any Additional Personnel, either alone or jointly with others, in the course of or resulting from the performance of the services described in this letter agreement. Notwithstanding anything to the contrary, A&M shall retain all right, title and interest in and to: (1) all A&M’s pre-existing patents, copyrights, trademarks, and other intellectual property rights and (2) all A&M’s methodologies, processes, techniques, ideas, designs, techniques, configurations, concepts, trade secrets, and know-how embodied in the deliverables or that A&M may develop or supply in connection with this Agreement (“A&M Knowledge”) (it being understood that the Company will own outright all deliverables themselves). A&M may use A&M Knowledge for any purpose.

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10.	Miscellaneous.

This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement. Notwithstanding anything herein to the contrary, A&M may, with the Company’s prior written consent, which will not be unreasonably withheld or delayed, reference or list the Company’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns. Notwithstanding the foregoing, A&M shall not be entitled to assign or transfer any or all of its rights or obligations hereunder without the prior written consent of the Company. Any attempted assignment or transfer which is made in violation of this paragraph shall be null and void and shall be deemed a material breach of this Agreement.

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If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal Private Equity Performance Improvement Group, LLC

By:	/s/ RICHARD JENKINS
Richard Jenkins
Managing Director

Accepted and Agreed:

Local Insight Media Holdings, Inc.

By:	/s/ SCOTT POMEROY
Scott Pomeroy
President and CEO

INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated September 17, 2009 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) and Local Insight Media Holdings, Inc. (the “Company”), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its reasonable out of pocket expenses, including the reasonable fees and expenses of its counsel and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

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C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. If the Company so elects, and in the event that the Company and the Indemnified Parties are using the same counsel as provided below, the Company may assume the defense of such action, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If the Company assumes the defense of any such action, proceeding or investigation, it shall not be liable to any Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense of such action or proceeding. If the Company does not assume the defense of such action, proceeding or investigation, the Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. No Indemnified Party seeking indemnification, reimbursement or contribution hereunder will, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim arising under or in connection with any action, proceeding or investigation. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action, or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefore and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether as a submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M’s engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

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Alvarez & Marsal Private Equity
Performance Improvement Group, LLC

By:	/s/ RICHARD JENKINS
Richard Jenkins
Managing Director

Local Insight Media Holdings, Inc.

By:	/s/ SCOTT POMEROY
Scott Pomeroy
President and CEO